UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 12, 2007
__________________________

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2230 Broadway
Santa Monica, California 90404
(Address of Principal Executive Offices) (Zip Code)

(310) 453-1222
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

See Item 4.02 below.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 12, 2007, the Audit Committee of the Board of Directors of Genius Products, Inc. (the “Company”) determined that it was necessary to restate the Company’s unaudited consolidated financial statements and other financial information at and for the fiscal quarters ended March 31, June 30 and September 30, 2006. All of these restatements relate to non-cash items. The restatements relate to the correction of the following errors in the Company’s filings for these dates:

1.  The Company will need to revise the computation of its stock option non-cash compensation expense under the provisions of FAS 123(R) Accounting for Stock Based Compensation and EITF 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“Stock Option Compensation Expense”), for the fiscal quarters ended March 31, June 30 and September 30, 2006. The revised computation will increase Stock Option Compensation Expense in each of the three above-mentioned fiscal quarters.

Additionally, the Company will need to revise its computation of Stock Option Compensation Expense in the fiscal quarter ended September 30, 2006 to properly reflect the accelerated vesting of employee and non-employee awards of stock options which occurred upon the closing of the Company’s transaction with The Weinstein Company LLC and its affiliates as of July 21, 2006 (the “TWC Transaction”). This non-cash adjustment is necessary as the Stock Option Compensation Expense related to the accelerated vesting was recorded in the records of Genius Products, LLC (the “Distributor”).

2. The Company will need to revise its reported net revenue amounts for the fiscal quarters ended March 31, June 30 and September 30, 2006 to properly reflect net revenue and associated costs in the appropriate periods that they were generated. The need for these corrections primarily resulted from cut-offs due to the closing of the TWC Transaction on July 21, 2006 as opposed to a month-end date, errors in the timing of recognition of invoices and expenses and proper treatment of revenues from revenue-sharing agreements. In addition, the Company will need to revise its reported net revenue to comply with the provisions of EITF 01-09 Accounting for Consideration Given by a Vendor to a Customer for the three above-mentioned fiscal quarters. These are non-cash adjustments.

3. The Company will need to reduce an accrued liability on its balance sheet by approximately $400,000 for the fiscal quarter ended March 31, 2006, to reflect that the Company does not have any obligation associated with Redeemable Common Shares that had been accrued for and disclosed in prior fiscal periods. The Redeemable Common Shares will be reclassified to Additional Paid In Capital.

4.  The Company will need to revise its operating results for the fiscal quarter ended June 30, 2006 to account for the impairment of its film library, advances made to participants and physical inventory based upon the Company’s shift in its business from value-priced product to branded content. These non-cash adjustments are necessary to properly reflect the realizability of such assets as of June 30, 2006.

5.  The Company will need to increase the amount it recorded as an extraordinary gain associated with the TWC Transaction as of July 21, 2006, primarily as a result of the restatement item in paragraph four above. This non-cash adjustment is necessary since adjustments that the Company will have recorded in the fiscal quarters ended March 31 and June 30, 2006 will change the carrying amount of certain assets and liabilities that were contributed to the Distributor.

6.  The Company will need to revise its operating results for the fiscal quarter ended September 30, 2006 to properly allocate certain sales, general and administrative costs between the Company and the Distributor in the period that they were incurred. In addition, the Company will need to revise the amount it recorded for its equity in earnings of the Distributor for the fiscal quarter ended September 30, 2006, to properly reflect its earnings as a result of adjustments made to the operating results of the Distributor.

The Company plans to file amended Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2006. Until this is completed, the financial statements contained in the aforementioned reports should not be relied upon.

The Audit Committee of the Board of Directors of the Company discussed with Ernst & Young LLP, the Company’s independent accountants, the above-described matters.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, will reflect the above-described matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: April 17, 2007	By:	/s/ John P. Mueller
John P. Mueller
Chief Financial Officer

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